EXHIBIT 10.2

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this "Agreement") is made as of June 22, 2015 (the "Effective Date") by and between PhotoMedex, Inc., a Nevada corporation ("PHMD"), PhotoMedex Technology, Inc., a Delaware corporation ("P-Tech" and, together with PHMD, the "Sellers" and each, a "Seller"), and MELA Sciences, Inc., a Delaware corporation ("Purchaser" and, together with the Sellers, the "Parties" and each individually, a "Party").  Capitalized terms used but not expressly defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement (as defined below).
WHEREAS, contemporaneously with the execution of this Agreement, the Parties are entering into an Asset Purchase Agreement (the "Purchase Agreement"), pursuant to which Purchaser, among other things, is acquiring from the Sellers all of the Business Assets;
WHEREAS, as of the date hereof, the Sellers provide certain services to the Business and the Business provides certain services to the Sellers;
WHEREAS, in order to ensure an orderly transition of the Business Assets to Purchaser, the Parties have agreed to enter into this Agreement, pursuant to which Purchaser shall make available to the Sellers and their Subsidiaries, and the Sellers and their Subsidiaries shall make available to Purchaser, certain services as more specifically set forth herein and on Exhibit A and Exhibit B, on a transitional basis, subject to the terms and conditions set forth herein;
WHEREAS, pursuant to that certain Lease Agreement, dated as of September 25, 2013, by and between Liberty Property Limited Partnership (the "Landlord") and PHMD (the "Lease," a copy of which is attached hereto as Exhibit C), PHMD leases from the Landlord Suite 100, a 10,672 square foot premises (the "Premises"), of the building (the "Building") known as 100 Lakeside Drive, Horsham, Pennsylvania 19044, on the terms and subject to the conditions set forth therein;
WHEREAS, pursuant to the Purchase Agreement, PHMD is assigning to Purchaser, and Purchaser is assuming from PHMD, the Lease and certain liabilities thereunder;
WHEREAS, in order to facilitate each Seller's operation of its business historically conducted at the Premises, for a fixed period of time from and after the date hereof, the Parties have agreed to the Sellers' continued occupancy and use of a portion of the Premises on the terms and subject to the conditions set forth herein; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	PROVISION OF SERVICES
(a)            Purchaser shall provide to the Sellers or their Subsidiaries, as specified on Exhibit A, each of the services listed on Exhibit A (collectively, the "Seller Transition Services"), in each case, for the period of time specified opposite such Seller Transition Service on Exhibit A, each terminable as provided herein.  The Sellers, as specified on Exhibit A, shall provide to Purchaser each of the services listed on Exhibit B (collectively, the "Purchaser Transition Services" and, together with the Seller Transition Services, the "Transition Services"), in each case, for the period of time specified opposite such Purchaser Transition Service on Exhibit B, each terminable as provided herein.  In addition to the foregoing, Purchaser agrees to respond in good faith to any reasonable request by the Sellers for access to any additional services that are currently being provided by the Continuing Employees to the Sellers and their Subsidiaries and which are not currently contemplated by Exhibit A and the Sellers agree to respond in good faith to any reasonable request by Purchaser for access to any additional services that are currently being provided to the Business by the Sellers and/or their Subsidiaries and which are not currently contemplated by Exhibit B.  Any such additional services mutually agreed upon by the Parties shall constitute Seller Transition Services or Purchaser Transition Services, as the case may be, under this Agreement and shall be subject in all respects to the provisions of this Agreement as if fully set forth on Exhibit A or Exhibit B, as applicable, as of the date hereof.

(b)            The obligation of a Party to provide a Transition Service shall terminate upon the expiration of the period set forth opposite such Transition Service on Exhibit A or Exhibit B, as applicable; provided, however, that if the Party receiving a Transition Service (the "Recipient") reasonably requests, and the Party providing such Transition Service (the "Provider") agrees (such agreement not to be unreasonably withheld, conditioned or delayed), that the Provider continue to provide any Transition Service(s) after the expiration of the period set forth opposite such Transition Service on Exhibit A or Exhibit B, as applicable, such Transition Service so provided by the Provider shall continue to constitute a Transition Service under this Agreement and shall be subject to the provisions of this Agreement for the duration of the agreed upon extension period (except as otherwise agreed by the Parties in writing in connection with the grant of any such extension).

(c)            The Sellers agree to continue to assign sufficient resources and qualified personnel as are reasonably required to provide the Purchaser Transition Services in a manner substantially consistent with the recent historical provision of such services by the Sellers and their Subsidiaries.  Purchaser agrees to assign sufficient resources and qualified personnel as are reasonably required to provide the Seller Transition Services in a manner substantially consistent with the recent historical provision of such services by the Continuing Employees to the Sellers and their Subsidiaries.  Without limiting the generality of the foregoing, each Party will use commercially reasonable efforts to designate the personnel providing Transition Services prior to the date hereof to performing such Transition Services for the other Party, but in any event, the personnel providing Transition Services pursuant to this Agreement shall have at least comparable skill and experience to the personnel providing such Transition Services prior to the date hereof.  The Provider may not subcontract to a third party, or otherwise make arrangements for a third party to provide to the Recipient any of the Transition Services without the prior written consent of the Recipient.  The quantity of Transition Services to be provided under this Agreement shall be substantially consistent with the recent historical provision of the applicable Transition Service.  Notwithstanding anything to the contrary in this Section 1(c), the Provider may modify from time to time the manner of performing Transition Service(s) to the extent such Provider is making changes to allow for adherence to the then-existing policies, practices and methodologies that such Provider uses to provide similar services and functions, so long as such changes do not adversely affect the agreed upon level of service for the applicable Transition Service.

2.	EMPLOYEES; FEES
(a)            For such time as any employees of the Provider are providing any Transition Service(s) under this Agreement, (i) such employees will remain employees of the Provider and shall not be deemed to be employees of the Recipient for any purpose, and (ii) the Provider shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker's compensation, and the withholding and payment of applicable Taxes relating to such employment.

(b)            Except as provided in Section 2(c), no fees or expenses shall be due or owing by any Party in connection with the receipt or provision of Transition Services hereunder.

(c)            To the extent set forth on Exhibit A or Exhibit B hereto, the Recipient shall reimburse the Provider for the reasonable and documented out of pocket costs and expenses, if any, incurred by the Provider in providing the applicable Transition Service(s), but excluding payments made to employees of the Provider pursuant to Section 2(a) (the "Expenses").  The Provider shall provide the Recipient with monthly invoices (each, an "Invoice"), which shall set forth in reasonable detail the Expenses for each applicable Transition Service for the relevant period and shall provide to the Recipient, upon the Recipient's reasonable request, evidence and supporting documentation for all such Expenses.  The Expenses shall be payable by the Recipient to the Provider within thirty (30) days of the Recipient's receipt of an Invoice.

3.	WARRANTY, LIABILITY AND INDEMNITY
(a)            Each Party covenants that the Transition Services provided by it shall be provided (i) in good faith, in accordance with applicable Legal Requirements, (ii) in the manner required by Section 1(c), (iii) subject to Section 1(c), with at least the same level of care, skill and prudence historically provided (including as to the nature, quality and service levels) and (iv) in any event, with no less than a commercially reasonable degree of care, skill and prudence.

(b)            Purchaser agrees to indemnify and hold harmless the Sellers and their Subsidiaries from and against any damages, loss, cost, or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from (i) a material breach of this Agreement by Purchaser, (ii) a third party claim regarding Purchaser's performance, purported performance or nonperformance of this Agreement, or (iii) the gross negligence or willful misconduct of Purchaser, its employees, or a third party acting on its behalf in connection with the provision of Transition Services.

(c)            The Sellers agrees to indemnify and hold harmless Purchaser from and against any damages, loss, cost, or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from (i) a material breach of this Agreement by the Sellers, (ii) a third party claim regarding the Sellers' performance, purported performance or nonperformance of this Agreement, or (iii) the gross negligence or willful misconduct of the Sellers, their employees, or a third party acting on their behalf in connection with the provision of Transition Services.

(d)            In no event shall any Party have any liability to any other Party under any provision of this Agreement for any punitive, incidental or special damages except to the extent payable to a third party in a claim specified in Section 3(b)(ii) or Section 3(c)(ii) above.

4.	FORCE MAJEURE
A Provider shall not be responsible for failure or delay in delivery of any Transition Service, nor shall a Recipient be responsible for failure or delay in receiving such Transition Service, if caused by an act of God or public enemy, war, government acts, regulations or orders, fire, flood, embargo, quarantine, epidemic, labor stoppages or other disruptions or any other event which is beyond the reasonable control of the defaulting Party.  The Party suffering a force majeure event shall notify the other Party as soon as reasonably practicable and the Provider shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause of the failure or delay.  If any such occurrence prevents a Party from providing any Transition Services, such Party shall cooperate and reasonably assist the Recipient of the affected Transition Services in its efforts to obtain an alternative source for such service.
5.	PROPRIETARY INFORMATION AND RIGHTS
Each Party acknowledges that the other Party possesses, and will continue to possess, information that has been created, discovered or developed by such Party and/or in which property rights have been assigned or otherwise conveyed to such Party, which information has commercial value and is not in the public domain.  The proprietary information of each Party will be and remain the sole property of such Party and its assigns.  Each Party shall use the same degree of care that it normally uses to protect its own proprietary information, but no less than a reasonable degree of care, to prevent the disclosure to third parties of information that has been identified as proprietary to such Party from another Party or that should be understood to be proprietary based on the nature of the information and the manner of its disclosure.  No Party shall make any use of the information of the other Party which has been identified as proprietary, or that should be understood to be proprietary based on the nature of the information and the manner of its disclosure, except as contemplated or required by the terms of this Agreement.  Notwithstanding the foregoing, this Section 5 shall not apply to any information that a Party can demonstrate: was (a) at the time of disclosure to it, in the public domain through no fault of such Party; (b) received hereunder after disclosure to it from a third party without a duty of confidentiality; or (c) independently developed by the receiving Party.  Upon demand of the disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Transition Service, the receiving Party agrees to promptly return or destroy, at the disclosing Party's option, any proprietary information of the disclosing Party.  If any such proprietary information cannot feasibly be returned or destroyed, the receiving Party shall continue to hold such proprietary information in confidence with the same degree of care that it normally uses to protect its own proprietary information, but no less than a reasonable degree of care.

6.	OCCUPANCY AND USE OF LICENSE PREMISES
(a)            Use and Term.  Purchaser hereby grants to the Sellers a license to occupy and use that portion of the Premises which, immediately prior to the Effective Date, is occupied or used by employees of the Sellers or their Subsidiaries who are not Continuing Employees, together with the right to use the common areas and facilities provided to Purchaser under the Lease (collectively, the "License Premises"), for a period commencing on the Effective Date and terminating on December 31, 2015, or, in the Sellers' sole discretion, such earlier date upon 30 days' prior written notice from the Sellers to Purchaser (the "License Term").  Subject to the provisions of this Section 6, Sellers accept the License Premises in its "as is" condition.
(b)            Utilities, Services and Maintenance.  During the License Term, Purchaser shall use commercially reasonable efforts to cause to be provided to the License Premises all electricity, water, HVAC, gas, telephone, facsimile and data connections and service to the same extent that the foregoing are provided generally to the Premises .  Each Seller agrees that it shall use the License Premises in accordance with all applicable laws, in a commercially reasonable manner, substantially similar to such Seller's use prior to the date hereof, shall not commit waste therein, and shall not perform any alterations or improvements in the License Premises during the License Term.  Each Seller shall be responsible to keep and maintain the portion of the License Premises occupied by such Seller in good condition and repair.

(c)            Access.  During the License Term, the employees of the Sellers and their Subsidiaries shall have substantially equivalent access to the License Premises as such employees' have to the License Premises prior to the Effective Date, including, without limitation, the right to use (i) access or key cards to enter the License Premises and (ii) any building amenities serving the License Premises, all subject to Landlord's building security procedures and the terms, conditions and restrictions set forth in the Lease.

(d)            Other Items.  All movable partitions, lighting fixtures, special cabinet work, business fixtures and machinery, communications equipment, computers and any and all other property installed in the License Premises not constituting Business Assets, and all other furniture, furnishings and other articles of personal property owned by the Sellers and located in the License Premises and not constituting Business Assets (collectively, the "Sellers' Property") shall be and remain the property of the Sellers and may be removed by the Sellers at any time during or promptly after the expiration or termination of the License Term, provided that the Sellers shall (i) comply with all requirements of the Lease with respect to the removal of any Sellers' Property, and (ii) be responsible for and repair any damage caused by the removal of any Sellers' Property.  All Sellers' Property shall be removed promptly following the expiration or earlier termination of the License Term, and upon the expiration or earlier termination of the License Term, PHMD shall leave the Licensed Premises in substantially the same condition it was in as of the Effective Date, ordinary wear and tear excepted.

(e)            Sellers' Obligations.  The Sellers shall at all times comply with the terms of the Lease and shall not do anything which would cause Purchaser's occupancy in any of the Premises to terminate or give rise to a default or a breach under the Lease or that would result in any additional cost or expense to be incurred under the Lease, in each case, except for the Sellers' occupancy and use of the Licensed Premises as provided herein.

(f)            Casualty and Condemnation.  In the event of a casualty or condemnation that renders all or a portion of the License Premises untenantable or inaccessible, the License Term shall terminate upon such event and the Parties shall have no further obligations pursuant to this Section 6.

(g)            Assignment, Subletting.  The Sellers shall have no right whatsoever to enter into any license, assignment, sublease, pledge or occupancy agreement with respect to the License Premises or to permit any other person or entity other than Purchaser or the Sellers and any of their Subsidiaries to occupy the License Premises.

7.	TERMINATION
(a)            This is a master agreement and shall be construed as a separate and independent agreement for each and every Transition Service provided under this Agreement.  A Recipient may terminate this Agreement with respect to any Transition Service(s) being provided to it at any time, effective immediately, upon written notice to the Provider that it no longer requests or requires such Transition Service(s).  For the avoidance of doubt, a Provider may not, at any time, terminate this Agreement with respect to any Transition Service it is providing to a Recipient.  Any termination of this Agreement with respect to any Transition Service shall not terminate this Agreement with respect to any other Transition Service(s) then being provided pursuant to this Agreement.  In addition, in the event that either Seller materially breaches any provision of Section 6 of this Agreement and has not cured such breach within 10 days after such Seller receives notice regarding the breach, Purchaser may terminate this Agreement with respect to Section 6.

(b)            The following provisions shall survive any termination or expiration of this Agreement: Section 3, Section 5, this Section 7, and Sections 9 through 16.

(c)            Following any termination or expiration of this Agreement, each Party shall use commercially reasonable efforts to cooperate in good faith to transfer and/or retain all records and take all other actions necessary to provide the other Parties and their respective successors and assigns with sufficient information, to make alternative service arrangements with respect to the services contemplated by this Agreement.

8.	NO IMPLIED ASSIGNMENTS OR LICENSES
Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right.

9.	RELATIONSHIP OF PARTIES
The Parties are independent contractors under this Agreement.  Except as expressly set forth herein, no Party has the authority to, and each Party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against another Party without such Party's prior written consent.

10.	ASSIGNMENT; SUCCESSORS AND ASSIGNS
The Sellers may assign this Agreement or any of their rights or obligations under this Agreement without the prior written consent of the Purchaser.  The Purchaser may not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the Sellers.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.  Any attempted assignment in violation of this Section 10 shall be null and void.

11.	NOTICES
All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile, or (c) sent by mail, certified or registered mail with postage prepaid or by a nationally recognized next-day or overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties).  All such notices, consents, waivers and other communications shall be deemed to have been given when received (x) if delivered by hand, on the day of such delivery, if prior to 5:00 p.m., (y) if by mail, certified or registered mail, next-day or overnight delivery, on the day delivered, and (z) if by facsimile, on the business day on which received.
If to the Sellers, to:	100 Lakeside Drive Suite 100 Horsham, Pennsylvania 19044 Facsimile: (215) 619-3209 Attention: President
with a copy (which will not constitute notice to the Sellers) to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036 Facsimile: (212) 969-2900 Attention: Paul I. Rachlin Michael E. Callahan
If to the Purchaser, to:	MELA Sciences, Inc. 50 South Buckhout Street, Suite 1 Irvington, New York 10533 Facsimile: (914) 591-3701 Attention: Chief Executive Officer
with a copy (which will not constitute notice to Purchaser) to:	Duane Morris LLP 30 South 17th Street Philadelphia, Pennsylvania 19103-4196 Fax: (215) 689-4382 Attention: Kathleen M. Shay, Esq.
12.	ENTIRE AGREEMENT
This Agreement, including the Exhibits hereto, together with the Purchase Agreement and the exhibits, schedules and appendices thereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

13.	GOVERNING LAW; SUBMISSION TO JURISDICTION
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles that would otherwise cause the application of the laws of another jurisdiction.  Any action or Proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any Party in the courts of the State of New York located in New York, New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each Party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or Proceeding and waives any objection to venue laid therein.  Process in any action or Proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

14.	AMENDMENT; WAIVER
Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Sellers and the Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	FURTHER ASSURANCES
Each Party agrees (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to the other Parties such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the provisions and purposes of this Agreement.

16.	COUNTERPARTS
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

PHOTOMEDEX, INC., a Nevada corporation
By:	/s/ Dennis M. McGrath
Name: Dennis M. McGrath
Title: President & Chief Financial Officer

PHOTOMEDEX TECHNOLOGY, INC., a Delaware corporation
By:	/s/ Dennis M. McGrath
Name: Dennis M. McGrath
Title: President

MELA SCIENCES, INC., a Delaware corporation
By:	/s/ Michael R. Stewart
Name: Michael R. Stewart
Title: President & CEO

[Signature Page to Transition Services Agreement]

EXHIBIT A
SELLER TRANSITION SERVICES

TRANSITION SERVICE	PROVIDER	RECIPIENT	TERM
Payroll	Purchaser	PHMD; P-Tech	90 days from the Effective Date
HR & Benefits	Purchaser	PHMD; P-Tech; Radiancy, Inc.	90 days from the Effective Date
IT Services	Purchaser	PHMD; P-Tech	Through September 1, 2015 for IT data planning and data migration services. Through December 31, 2015 for IT consulting services.
Accounting and SEC Compliance	Purchaser	PHMD; P-Tech	Effective Date – September 1, 2015
Engineering (in connection with SLT)	Purchaser	PHMD; P-Tech	Effective Date – September 1, 2015
Sales / Tax Processing and Supporting	Purchaser	PHMD; P-Tech	Effective Date – September 1, 2015
T&E Expense Reimbursement Processing	Purchaser	PHMD; P-Tech	Effective Date – September 1, 2015
Regulatory / FDA	Purchaser	PHMD; P-Tech; Radiancy, Inc.	Effective Date – December 31, 2015
Credit Card Processing and Cash Management Services	Purchaser	PHMD; P-Tech	Effective Date – September 1, 2015
Omnilux Purchasing Services	Purchaser	PHMD; P-Tech	60 days from the Effective Date
LHE Repair Services	Purchaser	PHMD; P-Tech; Radiancy, Inc.	60 days from the Effective Date
Income Tax Support (as needed for income tax filings)	Purchaser	PHMD; P-Tech	Effective Date – April 30, 2016
Access to WISYS Pocket ES Software	Purchaser	PHMD; P-Tech	Effective Date – December 31, 2015

To the extent that any Transition Services are not specifically delineated in Exhibit A and only the specific function is listed, the underlying Transition Services shall be such services as the Parties shall from time to time agree.

EXHIBIT B
PURCHASER TRANSITION SERVICES

TRANSITION SERVICE	PROVIDER	RECIPIENT	TERM
Marketing / Consulting*	PHMD; P-Tech	Purchaser	Effective Date – September 1, 2015
Consulting and assisting with transition with respect to P-Tech India and PHMD Korea	PHMD; P-Tech	Purchaser	Effective Date – September 1, 2015
Credit Card Processing and Cash Management Services*	PHMD; P-Tech	Purchaser	Effective Date – September 1, 2015
Sales Tax Consulting*	PHMD; P-Tech	Purchaser	Effective Date – December 31, 2015
Regulatory / FDA  Services to include without limitation Purchaser being appointed PHMD international distributor / distributor of record for purposes of the ISO and CE markings specifically listed in Section 3.8 of the Disclosure Letter*

	PHMD; P-Tech	Purchaser	Effective Date – December 31, 2015
PHMD to permit/grant Purchaser access to use existing PHMD labeling equipment for XTRAC and VTRAC and temporary invoice processing	PHMD	Purchaser	Effective Date – October 1, 2015

TRANSITION SERVICE	PROVIDER	RECIPIENT	TERM
Purchaser permitted to keep Continuing Employees on PHMD cell phone plan with full out-of-pocket cost and expense reimbursement to PHMD in accordance with Section 2(c)	PHMD; P-Tech	Purchaser	Effective Date – December 31, 2015
Continuation of right to use PHMD gas credit cards being used by Continuing Employees in the sales force and field service teams with full out-of-pocket cost and expense reimbursement to PHMD in accordance with Section 2(c)

	PHMD; P-Tech	Purchaser	Effective Date – December 31, 2015
Continuation of right to use Corporate American Express cards being used by Continuing Employees with full out-of-pocket cost and expense reimbursement to PHMD in accordance with Section 2(c)	PHMD; P-Tech	Purchaser	Effective Date – July 1, 2015
Purchaser to be permitted to use PHMD UPS accounts with full out-of-pocket cost and expense reimbursement to PHMD in accordance with Section 2(c)	PHMD; P-Tech	Purchaser	Effective Date – December 31, 2015

TRANSITION SERVICE	PROVIDER	RECIPIENT	TERM
Continuation of Continuing Employees on PHMD's payroll with full out-of-pocket cost and expense reimbursement to PHMD in accordance with Section 2(c)	PHMD; P-Tech	Purchaser	Effective Date – December 31, 2015
Continuation of Continuing Employee's participation in PHMD's 401(k) plan and health and welfare plans with full out-of-pocket cost and expense reimbursement to PHMD in accordance with Section 2(c)	PHMD	Purchaser	Until such time as the Continuing Employees are no longer on the Sellers' payroll
Consulting and assisting with transition with respect to advertising*	PHMD; P-Tech	Purchaser	Effective Date – December 31, 2015
Sellers to forward to Purchaser all e-mail correspondence received by Sellers related to the Business and maintain e-mail address which are used in, or otherwise necessary for, the operation of the Business

	PHMD; P-Tech	Purchaser	A period of one year after the Effective Date

TRANSITION SERVICE	PROVIDER	RECIPIENT	TERM
Current directors and officers of the Foreign Subsidiary to remain in such positions in accordance with Section 2.8 of the Purchase Agreement with full out-of-pocket cost and expense reimbursement to PHMD in accordance with Section 2(c)

PHMD	Purchaser	Until the first to occur of (i) December 31, 2015, or (ii) the election and qualification of such directors' and officers' respective successors
Continuation of services provided under Consumer Business Vendor Contracts in accordance with Section 2.9 of the Purchase Agreement with full out-of-pocket cost and expense reimbursement to PHMD in accordance with Section 2(c)

PHMD; P-Tech	Purchaser
Until the first to occur of (i) December 31, 2015, or (ii) such time that Purchaser has in place its own arrangements with the counterparty(s) to such Consumer Business Vendor Contracts or other substitute arrangements

To the extent that any Transition Services marked with an asterisk in Exhibit B are not specifically delineated and only the specific function is listed, the underlying Transition Services shall be such services as the Parties shall from time to time agree.

EXHIBIT C
THE LEASE